Exhibit to Accompany
Item 77J
Form N-SAR
Wasatch Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the
Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase undistributed net investment income by $1,118,170, $1,751,911, $691,228, $3,111,350 and
$245,723 to decrease undistributed net realized gain on investments by $3,113,860, $2,346,496, $1,111,784,
$4,915,492 and $245,723 and to increase paid-in-capital in excess of par by $1,995,690, $594,585, $420,556,
$1,804,142 and $0, for the Aggressive Equity, Growth, Mid-Cap, Micro-Cap and Micro-Cap Value Funds, respectively, for the twelve months ended September 30, 1999.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.